EXHIBIT 99.1

Press Release

Investor Contact:	Press Contact:
Rosemary Moothart	Robert Craig
Director of Investor Relations	Director of Public Relations
+1-425-519-4068	+1-617-314-6846
rosemarym@onyx.com	rcraig@onyx.com
Onyx Software Acknowledges Unsolicited Tender Offer Commenced by CDC Corporation
BELLEVUE, Wash. — July 12, 2006 — Onyx® Software Corporation (NASDAQ:ONXS) confirmed today that CDC Corporation (NASDAQ:CHINA) has commenced an unsolicited cash tender offer to acquire all of the outstanding shares of Onyx’s common stock not already held by CDC or its affiliates for $5.00 per share.
CDC’s tender offer is being assessed by the board of directors of Onyx.
On or before July 25, 2006, Onyx intends to file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 stating whether the Onyx board recommends acceptance or rejection of CDC’s unsolicited tender offer, expresses no opinion and remains neutral toward the tender offer, or is unable to take a position with respect to the tender offer, as well as setting forth the board’s reasons for its position with respect to the tender offer. Onyx shareholders are urged to defer making any determination with respect to the tender offer until they have been advised of the board’s position with respect to the tender offer.
###